West to Present at the 2009 Barclays Global Healthcare Conference

LIONVILLE, Pa., March 9 /PRNewswire-FirstCall/ -- West Pharmaceutical Services, Inc. (NYSE: WST) today announced that Donald E. Morel, Jr., Ph.D., Chairman and Chief Executive Officer, and William Federici, Chief Financial Officer, will be presenting at the 2009 Barclays Global Healthcare Conference at 3:45 p.m. on March 11, 2009 in Miami Beach.

A copy of the corporate presentation document will be posted on the investor link of the Company's website at www.westpharma.com and the live audio webcast of the presentation will also be available through the website. A replay of the audio portion will be accessible on the Company's website beginning 3 hours after the actual presentation time and will be available until March 25, 2009.

About West

West is a global manufacturer of components and systems for injectable drug delivery, including stoppers and seals for vials, and closures and disposable components used in syringe, IV and blood collection systems. The Company also provides products with application to the personal care, food and beverage markets. Headquartered in Lionville, Pennsylvania, West supports its partners and customers from 50 locations throughout North America, South America, Europe, Mexico, Japan, Asia and Australia. For more information, visit West at www.westpharma.com.

    Contacts:                                                                                Investors and Financial Media:
    West Pharmaceutical Services, Inc.                                                                                   FD
    Michael A. Anderson                                                                                  Evan Smith / Theresa Kelleher
    Vice President and Treasurer                                                                                      (212) 850-5600
    (610) 594-3345                                                                                wst@fd.com